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FOR MORE INFORMATION, CONTACT:
(972) 840-6600
Judy Sims, Chief Executive Officer
Deborah Nugent, Vice President of Finance
Katherin Dockerill, Investor Relations



                               SOFTWARE SPECTRUM
                            CHANGES FISCAL YEAR-END
                                (NASDAQ:  SSPE)


Garland, Texas, (March 26, 1997) -- Software Spectrum today announced that its Board of Directors has approved a change in the Company's fiscal year-end from March 31 to April 30. This change will better accommodate the Company's business cycles in a variety of ways, including moving its quarter-ends and year-end away from its strongest sales months--March, June, September and December.

This change will also provide enhanced comparability between fiscal 1997 and 1998 results due to the impact of the Company's May 1996 acquisition of the corporate, government and education division of Egghead, Inc. The Company expects to announce its financial results for the fiscal year ending April 30, 1997, in mid-to-late June.

Software Spectrum sales in January 1997 were characteristically weak. Historically, sales for the month of January have been low following high expenditures by corporate customers in the month of December, which is typically the strongest sales month of the year for the Company. Sales in February and March 1997 improved over January, yet at this time the increased volume is not expected to fully compensate for the low level of January sales, when evaluated on the basis of expected sales for the calendar quarter.
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SOFTWARE SPECTRUM CHANGES
FISCAL YEAR-END

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Software Spectrum is the leading worldwide supplier of microcomputer software and technology services to organizations. Focused on delivering the future of desktop technology, Software Spectrum is committed to providing superior service while maintaining a cost-efficient operating structure. The Company provides customers with a wide variety of business software products, volume software licensing and technology services, and assists them in the implementation, deployment, and ongoing support of their personal computing strategies. Software Spectrum has sales locations, operations centers and technology services offices in North America, Europe, and Asia/Pacific.

The Company's actual results may differ materially from those estimated in forward-looking statements of the Company contained in this release. Further information on the factors that could affect the Company's financial results are included in the Company's Form 10-K for the fiscal year ended March 31, 1996. Software Spectrum stock is publicly traded on the NASDAQ National Market System under the symbol SSPE.

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